Exhibit 5.1

Michael E. Tenta

T: +1 650 843 5636

mtenta@cooley.com

November 13, 2014

FibroGen, Inc.

409 Illinois Street

San Francisco, CA 94158

Ladies and Gentlemen:

We have acted as counsel to FibroGen, Inc., a Delaware corporation (the “Company”), in connection with the filing of a Registration Statement on Form S-1 (the “Registration Statement”) with the Securities and Exchange Commission pursuant to Rule 462(b), promulgated under the Securities Act of 1933, as amended, covering an underwritten public offering (the “Offering”) of up to 1,150,000 shares of the Company’s common stock, par value $0.01 (the “Shares”) to be sold by the Company (including up to 150,000 Shares that may be sold by the Company upon exercise of an option granted to the underwriters). We are acting as counsel for the Company. The Registration Statement incorporates by reference the Registration Statement on Form S-1 (No. 333-199069), which was declared effective on November 13, 2014 (the “Prior Registration Statement”), including the prospectus which forms a part of the Prior Registration Statement (the “Prospectus”).

In connection with this opinion, we have examined and relied upon (a) the Registration Statement, the Prior Registration Statement and the Prospectus, (b) the Company’s Amended Certificate of Incorporation and Amended and Restated Bylaws, as currently in effect as of the date hereof, (c) the Company’s Amended and Restated Certificate of Incorporation, filed as Exhibit 3.3 to the Prior Registration Statement, and the Company’s Amended and Restated Bylaws, filed as Exhibit 3.4 to the Prior Registration Statement, each of which will be in effect upon the closing of the Offering and (d) the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals, and the conformity to originals of all documents submitted to us as copies. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not sought independently to verify such matters. Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware.

3175 HANOVER STREET, PALO ALTO, CA 94304-1130 T: (650) 843-5000 F: (650) 849-7400 WWW.COOLEY.COM

November 13, 2014

Page Two

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued against payment therefor in accordance with the Registration Statement and the Prospectus, will be validly issued, fully paid and non-assessable.

We consent to the reference to our firm under the caption “Validity of Common Stock” in the Prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

COOLEY LLP

By:	/s/ Michael E. Tenta
Michael E. Tenta

3175 HANOVER STREET, PALO ALTO, CA 94304-1130 T: (650) 843-5000 F: (650) 849-7400 WWW.COOLEY.COM